Exhibit 99.1

One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone 805-447-1000 www.amgen.com
News Release

AMGEN’S SECOND QUARTER 2013 REVENUES INCREASED

5 PERCENT TO $4.7 BILLION AND ADJUSTED EARNINGS

PER SHARE (EPS) INCREASED 3 PERCENT TO $1.89

Second Quarter 2013 GAAP EPS Were $1.65

2013 Total Revenues and Adjusted EPS Guidance Increased

to the Upper End of $17.8-$18.2 Billion and $7.30-$7.45

THOUSAND OAKS, Calif. (July 30, 2013) – Amgen (NASDAQ:AMGN) today announced financial results for the second quarter of 2013. Key results for the quarter include:

•

Total revenues increased 5 percent to $4,679 million, with 9 percent product sales growth driven by Enbrel® (etanercept), Neulasta® (pegfilgrastim), XGEVA® (denosumab), and Prolia® (denosumab). Product sales included a positive adjustment of $185 million to previous estimates for managed Medicaid rebates based on recent claims experience. Other revenues were lower by $193 million as a result of a payment from Takeda recognized in the second quarter of 2012.

•

Adjusted EPS grew 3 percent to $1.89, with higher revenues and a lower tax rate partially offset by increased Research & Development (R&D) investment. Adjusted net income increased 1 percent to $1,444 million.

•	GAAP EPS were $1.65 compared to $1.61 and GAAP net income was $1,258 million compared to $1,266 million.

•	The Company generated approximately $1.4 billion of free cash flow.

“We saw solid product trends during the second quarter and are carrying good momentum into the second half,” said Robert A. Bradway, chairman and chief executive officer at Amgen. “We continue to make excellent progress with our pipeline of innovative molecules and look forward to multiple data readouts in 2014, including pivotal Phase 3 data for our cholesterol-lowering agent, AMG 145, in the first quarter.”

Second Quarter 2013 Revenues Increased 5 Percent to $4.7 Billion and Adjusted Earnings

Per Share Increased 3 Percent to $1.89

	Year-over-Year
$Millions, except EPS and percentages	Q2 ‘13	Q2 ‘12	YOY r
Total Revenues	$4,679	$4,477	5%
Adjusted Net Income	1,444	1,433	1%
Adjusted EPS	1.89	1.83	3%

GAAP Net Income	1,258	1,266	(1%)
GAAP EPS	$1.65	$1.61	2%

References in this release to “adjusted” measures, measures presented “on an adjusted basis” or to free cash flow refer to non-GAAP financial measures. These adjustments and other items are presented on the attached reconciliations.

Product Sales Performance

•	Total product sales increased 9 percent year-over-year.

•	Combined Neulasta and NEUPOGEN (filgrastim) sales increased 7 percent year-over-year.

•	Global Neulasta sales increased 10 percent driven by price increases, increases in wholesaler inventory and the Medicaid rebate adjustment, partially offset by unit declines.

•	Global NEUPOGEN sales declined 2 percent driven by lower units, partially offset by price increases and the Medicaid rebate adjustment.

•	ENBREL sales increased 9 percent mainly driven by price increases.

•	Aranesp® (darbepoetin alfa) sales decreased 2 percent year-over-year. Sequentially, sales were flat excluding the Medicaid rebate adjustment.

•

EPOGEN® (epoetin alfa) sales decreased 4 percent year-over-year. Sequentially, sales increased 15 percent driven by an increase in units due to the peginesatide recall and the Medicaid rebate adjustment.

•	Sensipar®/Mimpara® (cinacalcet) sales increased 12 percent year-over-year driven by increases in unit demand.

•	Combined sales of Vectibix® (panitumumab) and Nplate® (romiplostim) increased 13 percent, mainly due to unit growth.

•	XGEVA sales increased 39 percent year-over-year and 12 percent on a sequential basis, reflecting increased segment share.

•	Prolia sales increased 57 percent year-over-year and increased 32 percent on a sequential basis due to increased segment share, partially driven by seasonality.

Second Quarter 2013 Revenues Increased 5 Percent to $4.7 Billion and Adjusted Earnings

Per Share Increased 3 Percent to $1.89

Product Sales Detail by Product and Geographic Region

$Millions, except percentages	Q2 ‘13			Q2 ‘12	YOY r
	US	ROW	TOTAL	TOTAL	TOTAL

Neulasta®/ NEUPOGEN®	$1,164	$280	$1,444	$1,347	7%
Neulasta®	897	223	1,120	1,015	10%
NEUPOGEN®	267	57	324	332	(2%)
Enbrel®	1,089	68	1,157	1,058	9%
Aranesp®	228	296	524	536	(2%)
EPOGEN®	502	0	502	525	(4%)
Sensipar® / Mimpara®	178	81	259	232	12%
Vectibix®	31	62	93	90	3%
Nplate®	62	43	105	86	22%
XGEVA®/ Prolia®	307	130	437	299	46%
XGEVA®	189	60	249	179	39%
Prolia®	118	70	188	120	57%
Other	0	74	74	27	*

Total product sales	$3,561	$1,034	$4,595	$4,200	9%

*	Change in excess of 100%

Second Quarter 2013 Revenues Increased 5 Percent to $4.7 Billion and Adjusted Earnings

Per Share Increased 3 Percent to $1.89

Operating Expense and Tax Rate Analysis, on an Adjusted Basis

•	Cost of Sales margin, excluding the impact of the Puerto Rico excise tax, was flat year-over-year.

•	R&D expenses increased 17 percent primarily in support of our later-stage clinical programs, including AMG 145.

•	Selling, General & Administrative (SG&A) expenses increased 3 percent driven primarily by higher ENBREL profit share expenses. ENBREL profit share expenses increased 15 percent to $425 million.

$Millions, except percentages On an Adjusted Basis	Q2 ‘13	Q2 ‘12	YOY r

Cost of Sales	$714	$668	7%
% of sales	15.5%	15.9%	(0.4	) pts.
% of sales (Excluding PR excise tax).	13.9%	13.9%	0	pts.
Research & Development	$944	$807	17%
% of sales	20.5%	19.2%	1.3	pts.
Selling, General & Administrative	$1,237	$1,199	3%
% of sales	26.9%	28.5%	(1.6	) pts.
TOTAL Operating Expenses	$2,895	$2,674	8%
pts: percentage points

•	Adjusted Tax Rate for the second quarter of 2013 reflects the favorable tax impacts of the federal R&D credit and changes in the jurisdictional mix of income and expenses.

On an Adjusted Basis	Q2 ‘13	Q2 ‘12	YOY r
Tax Rate	11.9%	16.0%	(4.1	) pts.
Tax Rate (Excluding PR excise tax credits)	16.3%	20.6%	(4.3	) pts.

pts: percentage points

Second Quarter 2013 Revenues Increased 5 Percent to $4.7 Billion and Adjusted Earnings

Per Share Increased 3 Percent to $1.89

Cash Flow and Balance Sheet Discussion

•

The Company generated $1.4 billion of free cash flow in the second quarter of 2013 versus $2.2 billion in the second quarter of 2012. The decrease was primarily driven by cash received in the second quarter of 2012 from the termination of fixed to floating interest rate swap agreements and the collection of outstanding trade receivables in Spain.

•	The Company did not repurchase shares in the quarter and has $1.6 billion remaining under its stock repurchase authorization.

•

The Company previously announced that its Board of Directors declared a $0.47 per share dividend for the third quarter of 2013. The dividend will be paid on Sept. 6, 2013, to all stockholders of record as of the close of business on Aug. 16, 2013.

$Billions, except shares	Q2 ‘13	Q2 ‘12	YOY r
Operating Cash Flow	$1.6	$2.4	(0.8)
Capital Expenditures	(0.2)	(0.2)	0.0
Free Cash Flow	1.4	2.2	(0.8)
Dividend Paid	0.4	0.3	0.1
Cost of Shares Repurchased	0.0	1.2	(1.2)
Adjusted Avg. Diluted Shares (millions)	763	784	(21)
Cash Balance	22.0	22.5	(0.5)
Debt Outstanding	23.9	24.4	(0.5)
Stockholders’ Equity	20.6	19.2	1.4

Note: Numbers may not add due to rounding

Second Quarter 2013 Revenues Increased 5 Percent to $4.7 Billion and Adjusted Earnings

Per Share Increased 3 Percent to $1.89

2013 Guidance

For the full year 2013, the Company expects:

•	Total revenues to be at the upper end of $17.8 billion to $18.2 billion

•	Adjusted EPS to be in the range of $7.30 to $7.45

•

Adjusted tax rate to be in the range of 9 percent to 10 percent. This reflects the favorable tax impact of changes in the jurisdictional mix of income and expenses. Excluding the Puerto Rico excise tax, Amgen expects the adjusted tax rate for 2013 to be in the range of 13 percent to 14 percent.

•	Capital expenditures to be approximately $700 million, unchanged from previous guidance.

Second Quarter Product and Pipeline Update

The Company provided the following information on selected products and clinical programs:

•

Talimogene laherparepvec: The Company announced that primary analysis of the event-driven overall survival secondary endpoint from a Phase 3 study in melanoma is projected to occur in the first half of 2014.

•

Trebananib: The Company announced that primary analysis of the event-driven overall survival secondary endpoint from a Phase 3 study in recurrent ovarian cancer is projected to occur in the second half of 2014.

•	XGEVA: The Company discussed the FDA approval of XGEVA for the treatment of giant cell tumor of bone.

•	AMG 145: The Company announced that pivotal data from AMG 145 Phase 3 studies in subjects with elevated LDL cholesterol is expected in the first quarter of 2014.

Second Quarter 2013 Revenues Increased 5 Percent to $4.7 Billion and Adjusted Earnings

Per Share Increased 3 Percent to $1.89

Non-GAAP Financial Measures

The Adjusted non-GAAP (U.S. Generally Accepted Accounting Principles) financial measures included above for the second quarters of 2013 and 2012 exclude, for the applicable periods, certain expenses related to acquisitions, cost-savings initiatives, various legal proceedings, non-cash interest expense associated with our convertible notes and certain other adjustments, as applicable. These adjustments and other items are presented on the attached reconciliations.

Management has presented its operating results in accordance with GAAP and on an “adjusted” (or non-GAAP) basis and Free Cash Flow which is a non-GAAP financial measure for the second quarters of 2013 and 2012. In addition, management has presented its full year 2013 EPS and tax rate guidance in accordance with GAAP and on an “adjusted” (or non-GAAP) basis. The Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. The Company uses these non-GAAP financial measures in connection with its own budgeting and financial planning. These non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in conformity with GAAP.

About Amgen

Amgen discovers, develops, manufactures and delivers innovative human therapeutics. A biotechnology pioneer since 1980, Amgen was one of the first companies to realize the new science’s promise by bringing safe, effective medicines from lab to manufacturing plant to patient. Amgen therapeutics have changed the practice of medicine, helping millions of people around the world in the fight against cancer, kidney disease, rheumatoid arthritis, bone disease and other serious illnesses. With a deep and broad pipeline of potential new medicines, Amgen remains committed to advancing science to dramatically improve people’s lives. For more information, visit www.amgen.com and follow us on www.twitter.com/amgen.

Forward-Looking Statements

This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in our Form 10-K for the year ended Dec. 31, 2012, and in any subsequent periodic reports on Form 10-Q and Form 8-K. Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. The Company’s results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments (domestic or foreign) involving current and future products, sales growth of recently launched products, competition from other products (domestic or foreign), and difficulties or delays in manufacturing our products. In addition, sales of our products are affected by reimbursement policies imposed by third-party payors, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and healthcare cost containment as well as U.S. legislation affecting pharmaceutical pricing and reimbursement. Government and others’ regulations and reimbursement policies may affect the development, usage and pricing of our products. Furthermore, our research, testing, pricing,

Second Quarter 2013 Revenues Increased 5 Percent to $4.7 Billion and Adjusted Earnings

Per Share Increased 3 Percent to $1.89

marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We or others could identify safety, side effects or manufacturing problems with our products after they are on the market. Our business may be impacted by government investigations, litigation and product liability claims. If we fail to meet the compliance obligations in the corporate integrity agreement between us and the U.S. government, we could become subject to significant sanctions. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors. We depend on third parties for a significant portion of our manufacturing capacity for the supply of certain of our current and future products and limits on supply may constrain sales of certain of our current products and product candidate development. In addition, we compete with other companies with respect to some of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers. Our business performance could affect or limit the ability of our Board of Directors to declare a dividend or our ability to pay a dividend or repurchase our common stock.

###

CONTACT: Amgen, Thousand Oaks

Christine Regan, 805-447-5476 (media)

Arvind Sood, 805-447-1060 (investors)

Second Quarter 2013 Revenues Increased 5 Percent to $4.7 Billion and Adjusted Earnings

Per Share Increased 3 Percent to $1.89

Amgen Inc.

Condensed Consolidated Statements of Income - GAAP

(In millions, except per share data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Revenues:
Product sales	$4,595	$4,200	$8,746	$8,101
Other revenues	84	277	171	424

Total revenues	4,679	4,477	8,917	8,525

Operating expenses:
Cost of sales	785	752	1,529	1,502
Research and development	967	826	1,845	1,562
Selling, general and administrative	1,256	1,231	2,414	2,310
Other	121	79	137	85

Total operating expenses	3,129	2,888	5,925	5,459

Operating income	1,550	1,589	2,992	3,066
Interest expense, net	241	256	504	491
Interest and other income, net	96	124	260	248

Income before income taxes	1,405	1,457	2,748	2,823
Provision for income taxes	147	191	56	373

Net income	$1,258	$1,266	$2,692	$2,450

Earnings per share:
Basic	$1.67	$1.63	$3.58	$3.13
Diluted	$1.65	$1.61	$3.52	$3.09
Average shares used in calculation of earnings per share:
Basic	752	776	752	783
Diluted	764	785	764	792

Second Quarter 2013 Revenues Increased 5 Percent to $4.7 Billion and Adjusted Earnings

Per Share Increased 3 Percent to $1.89

Amgen Inc.

Condensed Consolidated Balance Sheets - GAAP

(In millions)

(Unaudited)

	June 30, 2013	December 31, 2012
Assets
Current assets:
Cash, cash equivalents and marketable securities	$22,018	$24,061
Trade receivables, net	2,674	2,518
Inventories	2,773	2,744
Other current assets	2,208	1,886

Total current assets	29,673	31,209
Property, plant and equipment, net	5,293	5,326
Intangible assets, net	3,776	3,968
Goodwill	12,578	12,662
Other assets	1,290	1,133

Total assets	$52,610	$54,298

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$4,777	$5,696
Current portion of long-term debt	7	2,495

Total current liabilities	4,784	8,191
Long-term debt	23,908	24,034
Other non-current liabilities	3,324	3,013
Stockholders’ equity	20,594	19,060

Total liabilities and stockholders’ equity	$52,610	$54,298

Shares outstanding	753	756

Second Quarter 2013 Revenues Increased 5 Percent to $4.7 Billion and Adjusted Earnings

Per Share Increased 3 Percent to $1.89

Amgen Inc.

GAAP to “Adjusted” Reconciliations

(In millions)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
GAAP cost of sales	$785	$752	$1,529	$1,502
Adjustments to cost of sales:
Non-cash amortization of product technology rights acquired in a prior year business combination	(70)	(70)	(141)	(141)
Stock option expense (a)	(1)	(3)	(3)	(6)
Certain charges pursuant to our continuing efforts to improve cost efficiencies in our operations	—	(11)	—	(21)

Total adjustments to cost of sales	(71)	(84)	(144)	(168)

Adjusted cost of sales	$714	$668	$1,385	$1,334

GAAP research and development expenses	$967	$826	$1,845	$1,562
Adjustments to research and development expenses:
Acquisition-related expenses (b)	(20)	(13)	(42)	(20)
Stock option expense (a)	(3)	(6)	(8)	(12)

Total adjustments to research and development expenses	(23)	(19)	(50)	(32)

Adjusted research and development expenses	$944	$807	$1,795	$1,530

GAAP selling, general and administrative expenses	$1,256	$1,231	$2,414	$2,310
Adjustments to selling, general and administrative expenses:
Acquisition-related expenses (c)	(16)	(25)	(26)	(40)
Stock option expense (a)	(3)	(7)	(7)	(14)

Total adjustments to selling, general and administrative expenses	(19)	(32)	(33)	(54)

Adjusted selling, general and administrative expenses	$1,237	$1,199	$2,381	$2,256

GAAP operating expenses	$3,129	$2,888	$5,925	$5,459
Adjustments to operating expenses:
Adjustments to cost of sales	(71)	(84)	(144)	(168)
Adjustments to research and development expenses	(23)	(19)	(50)	(32)
Adjustments to selling, general and administrative expenses	(19)	(32)	(33)	(54)
Expense resulting from changes in the estimated fair values of the contingent consideration obligations related to a prior year business combination	(110)	(1)	(111)	(3)
Certain charges pursuant to our continuing efforts to improve cost efficiencies in our operations	(11)	(69)	(11)	(70)
Expense related to various legal proceedings	—	(9)	(15)	(12)

Total adjustments to operating expenses	(234)	(214)	(364)	(339)

Adjusted operating expenses	$2,895	$2,674	$5,561	$5,120

GAAP income before income taxes	$1,405	$1,457	$2,748	$2,823
Adjustments to income before income taxes:
Adjustments to operating expenses	234	214	364	339
Non-cash interest expense associated with our convertible notes	—	35	12	69

Total adjustments to income before income taxes	234	249	376	408

Adjusted income before income taxes	$1,639	$1,706	$3,124	$3,231

GAAP provision for income taxes	$147	$191	$56	$373
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (d)	48	82	88	138
Income tax benefit from resolving certain non-routine transfer-pricing and acquisition-related issues with tax authorities	—	—	38	—

Total adjustments to provision for income taxes	48	82	126	138

Adjusted provision for income taxes	$195	$273	$182	$511

GAAP net income	$1,258	$1,266	$2,692	$2,450
Adjustments to net income:
Adjustments to income before income taxes, net of the tax effect of the above adjustments	186	167	288	270
Income tax benefit from resolving certain non-routine transfer-pricing and acquisition-related issues with tax authorities	—	—	(38)	—

Total adjustments to net income	186	167	250	270

Adjusted net income	$1,444	$1,433	$2,942	$2,720

Second Quarter 2013 Revenues Increased 5 Percent to $4.7 Billion and Adjusted Earnings

Per Share Increased 3 Percent to $1.89

Amgen Inc.

GAAP to “Adjusted” Reconciliations

(In millions, except per share data)

(Unaudited)

The following table presents the computations for GAAP and “Adjusted” diluted EPS, computed under the treasury stock method.

“Adjusted” EPS presented below excludes stock option expense:

	Three months ended June 30, 2013			Three months ended June 30, 2012
	GAAP	“Adjusted”		GAAP	“Adjusted”
Income (Numerator):
Net income for basic and diluted EPS	$1,258	$1,444		$1,266	$1,433

Shares (Denominator):
Weighted-average shares for basic EPS	752	752		776	776
Effect of dilutive securities	12	11	(*)	9	8	(*)

Weighted-average shares for diluted EPS	764	763		785	784

Diluted EPS	$1.65	$1.89		$1.61	$1.83

	Six months ended June 30, 2013			Six months ended June 30, 2012
	GAAP	“Adjusted”		GAAP	“Adjusted”
Income (Numerator):
Net income for basic and diluted EPS	$2,692	$2,942		$2,450	$2,720

Shares (Denominator):
Weighted-average shares for basic EPS	752	752		783	783
Effect of dilutive securities	12	12	(*)	9	8	(*)

Weighted-average shares for diluted EPS	764	764		792	791

Diluted EPS	$3.52	$3.85		$3.09	$3.44

(*)	Dilutive securities used to compute “Adjusted” diluted EPS for the three and six months ended June 30, 2013 and 2012 were computed under the treasury stock method assuming that we do not expense stock options.

(a)	For the three and six months ended June 30, 2013, the total pre-tax expense for employee stock options was $7 million and $18 million, respectively, compared with $16 million and $32 million for the corresponding periods of the prior year.

“Adjusted” diluted EPS including the impact of stock option expense for the three and six months ended June 30, 2013 and 2012 was as follows:

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
“Adjusted” diluted EPS, excluding stock option expense	$1.89	$1.83	$3.85	$3.44
Impact of stock option expense (net of tax)	(0.01)	(0.01)	(0.02)	(0.03)

“Adjusted” diluted EPS, including stock option expense	$1.88	$1.82	$3.83	$3.41

(b)	The adjustments in 2013 related primarily to non-cash amortization of intangible assets acquired in prior year business combinations. The adjustments in 2012 related primarily to non-cash amortization of intangible assets as well as retention and severance expenses.
(c)	The adjustments in 2013 related primarily to non-cash amortization of intangible assets acquired in prior year business combinations. The adjustments in 2012 related primarily to transaction costs and non-cash amortization of intangible assets.
(d)	The tax effect of the adjustments between our GAAP and “Adjusted” results takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s). Generally, this results in a tax impact at the U.S. marginal tax rate for certain adjustments, including the majority of amortization of intangible assets and non-cash interest expense associated with our convertible notes, whereas the tax impact of other adjustments, including stock option expense, depends on whether the amounts are deductible in the tax jurisdictions where the expenses are incurred or the asset is located and the applicable tax rate(s) in those jurisdictions. Due to these factors, the effective tax rates for the adjustments to our GAAP income before income taxes, for the three and six months ended June 30, 2013, were 20.5% and 23.4%, respectively, compared with 32.9% and 33.8% for the corresponding periods of the prior year.

Note:	For the three and six months ended June 30, 2012, expenses related to amortization of certain acquired intangible assets within operating expenses have been reclassified to conform to the current year presentation.

Second Quarter 2013 Revenues Increased 5 Percent to $4.7 Billion and Adjusted Earnings

Per Share Increased 3 Percent to $1.89

Amgen Inc.

Reconciliation of Free Cash Flow

(In millions)

(Unaudited)

	Three months ended June 30,
	2013	2012
Cash Flows from Operations	$1,600	$2,375
Capital Expenditures	(159)	(172)

Free Cash Flow	$1,441	$2,203

Reconciliation of GAAP EPS Guidance to “Adjusted”

EPS Guidance for the Year Ending December 31, 2013

(Unaudited)

			2013
GAAP diluted EPS guidance			$6.78	-	$6.93
Known adjustments to arrive at “Adjusted” earnings*:
Acquisition-related expenses	(a	)		0.50
Stock option expense				0.03
Expense related to a legal proceeding				0.02
Non-cash interest expense associated with our convertible notes				0.01
Charges associated with cost savings initiatives				0.01
Tax settlement	(b	)		(0.05)

“Adjusted” diluted EPS guidance			$7.30	-	$7.45

*	The known adjustments are presented net of their related aggregate tax impact of approximately $0.21 per share.
(a)	To exclude acquisition-related expenses related primarily to non-cash amortization of intangible assets and expense resulting from changes in the estimated fair values of the contingent consideration obligations related to prior year business combinations.
(b)	To exclude income tax benefit from resolving certain non-routine transfer-pricing and acquisition-related issues with tax authorities.

Reconciliation of GAAP Tax Rate Guidance to “Adjusted”

Tax Rate Guidance for the Year Ending December 31, 2013

(Unaudited)

	2013 with PR excise tax credit			2013 without PR excise tax credit
GAAP tax rate guidance	7%	-	8%	11%	-	12%
Tax rate effect of known adjustment discussed above		2%			2%

“Adjusted” tax rate guidance	9%	-	10%	13%	-	14%